UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Commission File Number: 0-11936
Date of Report (Date of earliest event reported):      March 16, 2006
LAFARGE NORTH AMERICA INC.
Incorporated in Maryland
12950 Worldgate Drive, Suite 500
Herndon, Virginia 20170
(703) 480-3600
I.R.S. Employer Identification No.    58-1290226
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 16, 2006, we entered into an agreement (the “Agreement”) with Kilmer Van Nostrand Co. Limited, an Ontario corporation (“Kilmer”), and Kilmer LCW Limited, an Ontario subsidiary corporation of Kilmer (“LCW”), amending the warrant to acquire 4.4 million shares of our common stock at a price of $29.00 per share that we issued to Kilmer in December 2000 and which Kilmer subsequently assigned to LCW (the “Warrant”). The Agreement eliminates the thirty (30) day advance exercise notice required for tender offers and similar transactions, permits exercise of the Warrant anytime prior to acceptance of shares in a tender offer or similar transaction, requires us to use our best efforts to coordinate the exercise of the Warrant with our transfer agent to permit the Warrant holder to participate in a tender offer or similar transaction, if the Warrant holder so chooses, and provides that the Warrant will continue to be outstanding if the applicable tender offer or similar transaction does not close or if the Warrant holder revokes the tender of shares underlying the Warrant at least two trading days prior to the scheduled acceptance of shares in the tender offer or similar transaction. In addition, through the Agreement, Kilmer and LCW waived the advance notice required by section 1.1 of the Warrant of the tender offer commenced by Lafarge S.A. on February 21, 2006 for the shares of our common stock that it does not already own.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits
          10.1 Agreement dated March 16, 2006, between Lafarge North America Inc., Kilmer Van Nostrand Co. Limited and Kilmer LCW Limited.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LAFARGE NORTH AMERICA INC.
By:	/s/ Eric C. Olsen
Eric C. Olsen
Executive Vice President and Chief Financial Officer

Date: March 17, 2006